Exhibit 99.1

                RADIATION THERAPY SERVICES AMENDS CREDIT FACILITY

            Reduces Interest Expense; Expands Revolver and Term Loan

FORT MYERS, Fla., March 21 /PRNewswire-FirstCall/ -- Radiation Therapy Services, Inc. (Nasdaq: RTSX), a leading operator of radiation therapy centers, announced today that it has executed an amendment to its credit facility. The Company's $25 million term loan has been expanded to $35 million and its $80 million revolving credit commitment has been expanded to $140 million. Per the amendment, the interest rate spreads on the term loan and on the revolver were reduced overall by 25 basis points. Current availability under the amended agreement has increased from $48.9 million to $120.6 million. The maturity date for the credit facility is March 15, 2010.

Two new banks were added to the banking syndicate, bringing the total number of banks to eight. The two new banks -- Carolina First Bank and International Bank of Miami -- join the ongoing participants -- Bank of America, Wachovia Bank, Fifth Third Bank, SunTrust Bank, Regions Bank and National City Bank.

Mr. David M. Koeninger, Executive Vice President and Chief Financial Officer, stated, "We are pleased to strengthen our financial flexibility with these amendments, providing additional access to the capital that supports our acquisitions. The 25 basis point decrease in the interest rate spread will take effect immediately. We are particularly pleased to add Carolina First Bank and International Bank of Miami to our banking relationships."

The amendment to the Company's credit facility reflecting the changes will be filed with the SEC as an exhibit to Form 8-K.

About Radiation Therapy Services, Inc.

Radiation Therapy Services, Inc., which operates treatment centers primarily under the name 21st Century Oncology, is a provider of radiation therapy services to cancer patients. The Company's 56 treatment centers are clustered into 19 regional networks in ten states, including Alabama, Delaware, Florida, Kentucky, Maryland, Nevada, New Jersey, New York, North Carolina and Rhode Island. The Company is headquartered in Fort Myers, Florida. More information about the Company can be found at its Web site http://www.rtsx.com .

This release may contain forward-looking statements about the Company's future plans, expectations and objectives. Words such as "may," "will," "expect," "intend," "anticipate," "plan," "believe," "seek," "could" and "estimate" and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to those risk factors described in the "Risk Factors" section and other information in the Company's annual report on Form 10-K for the year ended December 31, 2004, as well as the Company's other filings with the Securities and Exchange Commission which are available on the SEC's website at http://www.sec.gov. Readers of this release are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release.

     Contacts:
     Dave Koeninger
     Chief Financial Officer
     Radiation Therapy Services, Inc.
     239-931-7282
     dkoeninger@rtsx.com

     Investors/Media:
     Nick Laudico/Jason Rando
     The Ruth Group
     646-536-7030/7025
     nlaudico@theruthgroup.com
     jrando@theruthgroup.com

SOURCE  Radiation Therapy Services, Inc.
    -0-                             03/21/2005
    /CONTACT: Dave Koeninger, Chief Financial Officer of Radiation Therapy Services, Inc., +1-239-931-7282, dkoeninger@rtsx.com; or Investors, Nick Laudico, +1-646-536-7030, nlaudico@theruthgroup.com or Media, Jason Rando, +1-646-536-7025, jrando@theruthgroup.com, both of The Ruth Group, for Radiation Therapy Services, Inc./
    /Web Site: http://www.rtsx.com /